Exhibit 99.(n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement for Investment Company No. 811-24047 on Form N-2 of our report dated May 30, 2025, relating to the financial statements and financial highlights of iDirect Multi-Strategy Fund, LLC appearing in the Annual Report on Form N-CSR of iDirect Multi-Strategy Fund, LLC for the period ended March 31, 2025, and to the references to us under the heading “Financial Highlights” in the Prospectus as another independent registered public accounting firm, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 29, 2026